Exhibit 21.1
VOLTAIRE LTD.
SUBSIDIARIES OF THE COMPANY

Name of Subsidiary:	Jurisdiction of Incorporation or Organization
Voltaire, Inc.	United States
Voltaire Japan K.K.	Japan
Voltaire (UK) Limited	United Kingdom